                                                                                         EXHIBIT 99.1

FDA Clears First Quick-Med Product

Innovative NIMBUS® Gauze Receives Special “De Novo” Clearance

Brings Highly Effective, Non-Leaching, and Affordable Barrier Protection
to the $14 Billion Global Wound Care Market

Gainesville, Florida – February 26, 2009 – Quick-Med Technologies, Inc. announced  today that it has received clearance from the U.S. Food and Drug Administration to market and distribute its patented NIMBUS® barrier gauze wound care dressings.  This represents the first FDA clearance for NIMBUS – an innovative technology that is so unique and cutting edge that it was put through FDA’s De Novo process, a special clearance program for medical devices that are found to be “not substantially equivalent” to any predicate device.

What makes NIMBUS-treated gauze different from other antimicrobial dressings are its permanent bond and its ability to be effective even in the presence of large amounts of serum and exudate. The active agent is permanently bonded to the gauze, keeping the biocide from depletion, while killing microbes (such as MRSA, VRE, and many others) that are drawn into the absorbent dressing. NIMBUS permits the control of microbes without leaching any material into the wound bed, thus eliminating the associated interference with the wound-healing process. Being bound in the dressing keeps the antimicrobial at full strength; test results show that even in 90% serum, NIMBUS gauze continues to kill microbes outperforming other antimicrobials.

Anticipating FDA clearance, Quick-Med has already licensed NIMBUS gauze for marketing in the United States and Canada to Derma Sciences, Inc., a leading provider of advanced wound care products. Derma Sciences’ CEO, Ed Quilty, recently characterized NIMBUS as representing “the first real fusion of traditional and advanced wound care technologies.” Derma Sciences and the Company expect the product to launch in spring, 2009.

NIMBUS will bring safe, affordable, highly effective barrier protection to the $14 billion global wound care market which is projected to continue rapid growth for the next several years primarily due to the aging population. The Company is actively negotiating with other medical device manufacturers for application of NIMBUS to other substrates.

About NIMBUS®

NIMBUS is non-toxic, long-lasting and not blocked by organics such as blood, urine and perspiration. Product labeling has been allowed that indicates various organisms such as MRSA, VRE, Pseudomonas aeruginosa and Escherichia coli are killed at levels exceeding 99.999%.

NIMBUS is a next-generation wound care technology.  According to Gregory Schultz, Professor, Institute for Wound Research at the University of Florida and Past President of the Wound Healing Society, “NIMBUS poses no danger of bacteria developing resistance, or of releasing toxic material into the wound and impeding the wound healing process. It is a novel technology: bonded and effective even in high concentrations of body fluids.” We believe health care practitioners will have more comfort about providing NIMBUS dressings to acute wounds or chronic, difficult to heal, wounds. Unlike silver dressings, NIMBUS technology causes no discoloration and no cell damage.

Roy Carr, Quick-Med’s Director of Business Development, noted “NIMBUS has several advantages over silver, the current market-leading antimicrobial for medical devices, summed up by: better performance at less than a tenth of the cost.  It is also less likely to interfere with or retard wound healing because it is bound and held at the required level of cell inactivation.”

“This clearance is an important milestone for Quick-Med and will be a predicate for other medical device filings incorporating the NIMBUS technology,” according to J. Ladd Greeno, Quick-Med’s CEO. NIMBUS technology is versatile, and with FDA market clearance, can be made available in several other wound dressing formats including adhesives, foams, hydrogels, films, and hydrocolloids.

The De Novo clearance validates NIMBUS technology as satisfying all FDA requirements, above and beyond the normal 510(k) process. The Company believes this clearance through the De Novo process may provide potential market advantages as we understand that the FDA may be taking a new posture with antimicrobials that could considerably raise the barrier to entry.

About Derma Sciences, Inc.

Derma Sciences is a global manufacturer and marketer of advanced wound-care products. For more information, see: www.dermasciences.com.

About Quick-Med Technologies, Inc.

Quick-Med Technologies, Inc. is a life sciences company that is developing innovative technologies for the healthcare and consumer markets. For more information, see: www.quickmedtech.com.

CONTACT:
J. Ladd Greeno, CEO
Tel. (888) 835.2211 Ext 102
Email: lgreeno@quickmedtech.com

© 2009 Quick-Med Technologies, Inc. All rights reserved. NIMBUS® is a registered trademark of Quick-Med Technologies, Inc.

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. For this purpose, any statements contained in this release that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the generality of the foregoing, words such as "may", "will", "to", "expect", "plan", "believe", "anticipate", "intend", "could", "would", "estimate", and/or "continue" or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements involve risks and uncertainties, including those risks that are discussed in the Company's filings with the Securities and Exchange Commission ("SEC"), which may be accessed at the SEC's Edgar System at www.sec.gov.

###